Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DIODES INCORPORATED

FIRST: The name of the corporation (hereinafter called the “Company”) is DIODES INCORPORATED.

SECOND: The registered office of the Company in the State of Delaware is located at 100 West Tenth Street, in the City of Wilmington, in the County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted, or carried on are as follows:

(1) To engage in the business of manufacturing solid state and electric devices.

(2) To do everything necessary, proper, advisable, or convenient for the accomplishment of the purposes hereinabove set forth, and to do all other things incidental thereto connected therewith, which are not forbidden by statute or by this Certificate of Incorporation.

(3) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

(4) To carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States, or in any foreign country, to the extent that such purposes are not forbidden by the law of such state, territory, district or possession of the United States, or by such foreign country; and, in the case of any state or territory, district or possession of the United States, or any foreign country, in which one or more of such purposes are forbidden by law, to limit the purpose or purposes for which the company proposes to carry on in such state, territory, district or possession of the United States, or foreign country, to such purpose or purposes as are not forbidden by the law thereof, and any certificate for application to do business in such state, territory, district or possession of the United States, or foreign country.

FOURTH: The Company is authorized to issue a total of ten million (10,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, nine million (9,000,000) shares are Common Stock, each of which shares of Common Stock has a par value of Sixty-Six and Two-Thirds Cents ($.66-2/3), and one million (1,000,000) shares are Preferred Stock, each of which shares of Preferred Stock has a par value of One Dollar ($1.00).

A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

(1) Preferred Stock:

Shares of Preferred Stock may be issued from time to time in one or more series.

The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Article FOURTH, to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware.

If any proposed amendment to the Certificate of Incorporation of the Company would alter or change the preferences, special rights or powers given to any one or more outstanding series of Preferred Stock, so as to affect such series adversely, or would authorize the issuance of a class or classes of stock having preferences or rights with respect to dividends or dissolution or the distribution of assets that would be superior to the preferences or rights of such series of Preferred Stock, then the holders of each such series of Preferred Stock so affected by the amendment shall be entitled to vote as a series upon such amendment, and the affirmative vote of two-thirds (2/3) of the outstanding shares of each such series shall be necessary to the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of Delaware.

The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, without there being a class vote of the Preferred Stock.

(2) Common Stock:

Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by a resolution or resolutions of the Board of Directors, dividends may be paid on the Common Stock as and when declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends.

Except as may otherwise be provided by a resolution or resolutions of the Board of Directors concerning the Preferred Stock or a series thereof, or by this Certificate of Incorporation or the General Corporation Law of Delaware, the holders of the shares of Common Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders’ meetings and the exclusive power to vote.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Address
A. D. Grier	100 West Tenth Street
Wilmington, Delaware

SIXTH: At all elections of Directors of the Company, each stockholder who is entitled to vote upon such election shall be entitled to as many votes as shall be equal to the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of Directors with respect to his shares of stock multiplied by the number of Directors to be elected, and he may cast all of such votes for a single Director or may distribute them among the number to be voted for or for any two or more of them, as he sees fit.

SEVENTH: In furtherance and not in limitation of the powers conferred by statue, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Company.

EIGHTH: The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the General Corporation Law of Delaware against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Law and may, at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the General Corporation Law of Delaware.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file and record this Certificate of Incorporation, do hereby certify the facts herein stated are true, and have accordingly hereunto set my hand this 26th day of July, 1968.

/s/ A. D. Grier

STATE OF DELAWARE       )

                                                  ) SS.

COUNTY OF NEW CASTLE)

BE IT REMEMBERED that on this 26th day of July, 1968, personally came before me, the subscriber, a Notary Public for the State and County aforesaid, A. D. Grier, known to me personally to be such, and acknowledged the said Certificate of Incorporation to be her act and deed and that the facts therein stated are truly set forth.

GIVEN under my hand and seal of office the day and year aforesaid.

/s/ NOT LEGIBLE [ATWELL]
Notary Public

[SEAL]

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of the 10th day of January, 1969, pursuant to Section 4118 of the California Corporations Code, and to Section 252 of the General Corporation Law of the State of Delaware, by and between DIODES INCORPORATED, a California corporation (hereinafter sometimes called “Old Diodes”) and DIODES INCORPORATED, a Delaware corporation (hereinafter sometimes called “Diodes Delaware”) (the two corporate parties hereto being sometimes collectively referred to as the “Constituent Corporations”):

W I T N E S S E T H:

WHEREAS, Diodes Delaware is a corporation duly organized and existing under the laws of the State of Delaware, and pursuant to its Certificate of Incorporation is authorized to issue a total of nine million (9,000,000) shares of Common Stock, Sixty-Six and Two-Thirds Cents ($.66-2/3) par value, or a total of Six Million Dollars ($6,000,000) par value, and one million (1,000,000) shares of Preferred Stock, One Dollar ($1.00) par value, or a total of One Million Dollars ($1,000,000) par value; and

WHEREAS, Diodes Delaware has outstanding, as of the date hereof, 1,000 shares of Common Stock, all of which are owned of record and beneficially by Old Diodes and each of which is entitled to one vote and no shares of Preferred Stock; and

WHEREAS, Old Diodes is a corporation duly organized and existing under the laws of the State of California, and pursuant to its Articles of Incorporation as amended to the date hereof is authorized to issue a total of nine million (9,000,000) shares of Capital Stock, Sixty-Six and Two-Thirds Cents ($.66-2/3) par value, or a total of Six Million Dollars par value; and

WHEREAS, Old Diodes has outstanding as of the date hereof approximately 1,814,976-1/4 shares of its Capital Stock, each of which is entitled to one vote; and

WHEREAS, the principal and registered office of Diodes Delaware in the State of Delaware is 100 West Tenth Street, in the City of Wilmington, County of New Castle; and

WHEREAS, the principal office of Old Diodes in the State of California is located at 20235 Nordhoff Street, Chatsworth, County of Los Angeles; and

WHEREAS, the Board of Directors of Diodes Delaware has adopted resolutions declaring advisable the proposed merger (hereinafter referred to as the “merger”) of Old Diodes into Diodes Delaware on the terms and conditions hereinafter set forth and approving this Agreement and Plan of Merger, and the Board of Directors of Old Diodes has by resolution adopted this Agreement and Plan of Merger, and both such Boards of Directors have directed that this Agreement and Plan of Merger be submitted to their respective stockholders at separate meetings called for the purpose of taking the same under consideration, in accordance with the applicable statutes of the State of California and Delaware.

NOW, THEREFORE, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

ARTICLE I

GENERAL

1.01 The corporations parties to this Agreement and Plan of Merger (hereinafter sometimes called the “Agreement”), agree to effect the merger herein provided for, subject to the terms and conditions herein set forth.

1.02 Upon the Effective Date, as defined in Section 1.08 hereof, Old Diodes shall be merged into Diodes Delaware, which latter company shall be the Surviving Corporation, governed by the laws of the State of Delaware, the name of which shall continue to be Diodes Incorporated.

1.03 The Certificate of Incorporation of Diodes Delaware in effect on the Effective Date shall, until amended, be and remain the Certificate of Incorporation of the Surviving Corporation.

1.04 The By-Laws of Diodes Delaware in effect on the Effective Date shall be and remain the By-Laws of the Surviving Corporation, until altered, amended or repealed.

1.05 Upon the Effective Date, the separate existence of Old Diodes shall cease and Old Diodes shall be merged into the Surviving Corporation. The Surviving Corporation shall, from and after the Effective Date, possess all the rights, privileges, powers, and franchises of whatsoever nature and description, as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations or whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, and every devise or bequest which either of the Constituent Corporations would have been capable of taking shall be vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of such merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if such merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding.

1.06 The Constituent Corporations each hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all of the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article I and otherwise to carry out the intent and purposes hereof.

1.07 Each of the Constituent Corporations shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the States of California and Delaware to consummate and make effective the merger.

1.08 Subject to the terms and conditions herein provided, as soon as practicable after the adoption of this Agreement by the shareholders of Old Diodes and Diodes Delaware, respectively, a Certificate of Merger incorporating this Agreement shall be filed under Section 4119 of the California Corporations Code with the Secretary of the State of California, and this Agreement, certified by the secretary or assistant secretary of Diodes Delaware under the seal of that corporation, shall be filed under Section 252 of the General Corporation Law of the State of Delaware with the Secretary of State of Delaware and a certified copy thereof shall be recorded in the office of the Recorder of New Castle County, Delaware, where the Certificate of Incorporation is recorded, in accordance with Section 103 of the General Corporation Law of the State of Delaware. This Agreement shall become effective at the close of business on the day (hereinafter called the “Effective Date”) on which both of such filings have been completed.

ARTICLE II

CAPITAL STOCK OF THE SURVIVING CORPORATION

2.01 The manner of converting the shares of each of the Constituent Corporations into shares of the Surviving Corporation shall be as hereinafter set forth in this Article II.

2.02 Each share of the Common Stock of Diodes Delaware issued and outstanding immediately prior to the Effective Date shall be cancelled.

2.03 Each share of the Capital Stock of Old Diodes issued and outstanding immediately prior to the Effective Date, shall automatically and without any action on the part of the holder thereof, be converted, upon the Effective Date, into one share of Common Stock of Diodes Delaware. Each certificate of Old Diodes evidencing ownership of any such shares shall, from and after the effective date, evidence ownership of the same number of shares of Common Stock of Diodes Delaware. Holders of certificates representing shares of Capital Stock of Old Diodes will not be required to surrender such certificates in exchange for certificates for shares of Common Stock of Diodes Delaware. Whenever certificates which previously represented shares of Common Stock of Old Diodes are surrendered for transfer, Diodes Delaware will cause to be issued certificates representing an equal number of shares of Common Stock of Diodes Delaware, and at any time upon surrender by any holder of certificates which previously represented shares of Capital Stock of Old Diodes, Diodes Delaware will cause to be issued therefor certificates for an equal number of shares of Common Stock of Diodes Delaware.

2.04 Upon the Effective Date, Diodes Delaware shall assume all stock options granted by Old Diodes, to the extent that such options are outstanding immediately prior to the effective date, whether or not then exercisable, by substituting for the Capital Stock of Old Diodes allocable to such options shares of Common Stock of Diodes Delaware on the basis set forth in Section 2.03 hereof and on a basis which will comply with Section 425 of the Internal Revenue Code and other applicable statutes set forth in the Internal Revenue Code.

2.05 In the event that Old Diodes shall be obligated by contract immediately prior to the Effective Date to issue any shares of its Capital Stock, Diodes Delaware shall be obligated to issue in lieu thereof shares of its Common Stock on the basis set forth in Section 2.03 hereof.

ARTICLE III

STOCK OPTION PLAN; EMPLOYMENT ARRANGEMENTS;

PROFIT SHARING AND RETIREMENT PLAN;

OFFICERS AND DIRECTORS

3.01 Upon the Effective Date, Diodes Delaware shall have as stock option plan the qualified Stock Option Plan for officers and employees of Old Diodes, as amended. From and after the Effective Date the references in said Stock Option Plan (i) to “Company” shall be to Diodes Delaware, and (ii) to the “Board of Directors” and “Committee” shall be to the Board of Directors and Committee of Diodes Delaware. The Board of Directors and Committee of Diodes Delaware, upon the Effective Date, shall be vested with powers to administer said Stock Option Plan, as amended, referred to in this Section 3.01.

3.02 The employees of Old Diodes shall, upon the Effective Date, become employees of Diodes Delaware and shall continue to be entitled to benefits substantially equivalent to those which they enjoyed as employees of Old Diodes.

3.03 The directors and officers of Old Diodes in office on the Effective Date shall continue in office as, and shall be and constitute, the directors and officers of Diodes Delaware for the term elected and until their respective successors shall be elected or appointed and qualified.

ARTICLE IV

TERMINATION AND AMENDMENT

4.01 Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before completion of the respective filings with the Secretary of State of California and the Secretary of State of Delaware referred to in Section 1.08 hereof (whether before or after approval hereof by the shareholders of the Constituent Corporations, or either of them) by appropriate resolution of the Board of Directors of Old Diodes, for any reason deemed appropriate by said Board of Directors.

ARTICLE V

MISCELLANEOUS

5.01 Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

5.02 This Agreement may be executed in any number of counterparts or may be, where the same are not required, certified or otherwise delivered without the testimonium clause and signatures; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

DIODES INCORPORATED
(California)

ATTEST:

/s/ NORMAN H. KIRSHMAN	/s/ W. LLOYD
Secretary	President

DIODES INCORPORATED
INCORPORATED
JUNE 15, 1959
CALIFORNIA	DIODES INCORPORATED
(Delaware)

ATTEST:

/s/ NORMAN H. KIRSHMAN	/s/ W. LLOYD
Secretary	President

DIODES INCORPORATED
CORPORATE SEAL
1968
DELAWARE

I, NORMAN H. KIRSHMAN, Secretary of DIODES INCORPORATED, a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such secretary and under the seal of the said corporation, that the Agreement of Merger to which this certificate is attached, after having been first duly signed on behalf of the said corporation and having been signed on behalf of DIODES INCORPORATED, a corporation of the State of California, was duly submitted to the stockholders of said DIODES INCORPORATED, a Delaware corporation, at a special meeting of said stockholders called and held separately from the meeting of stockholders of any other corporation after at least 20 days’ notice by mail as provided by section 252 and section 251 of Title 8 of the Delaware Code of 1953 on the 25th day of September, 1968, for the purpose of considering and taking action upon the proposed Agreement of Merger; that 1,000 shares of stock of said corporation were on said date issued and outstanding; that the proposed Agreement of Merger was approved by the stockholders by an affirmative vote representing at least two-thirds of the total number of shares of the outstanding capital stock of said corporation, and that thereby the Agreement of Merger was at said meeting duly adopted as the act of the stockholders of said DIODES INCORPORATED, a Delaware corporation, and the duly adopted agreement of said corporation.

WITNESS my hand and seal of said DIODES INCORPORATED, a Delaware corporation, on this 10th day of January, 1969.

/s/ Norman H. Kirshman
NORMAN H. KIRSHMAN
Secretary

DIODES INCORPORATED

CORPORATE SEAL

1968

DELAWARE

THE ABOVE AGREEMENT OF MERGER, having been executed on behalf of each corporate party thereto, in accordance with the provisions of the General Corporation Law of the State of Delaware, and the Corporations Code of the State of California, the President of each corporate party thereto does now hereby execute the said Agreement of Merger and the Secretary of each corporate party thereto does now hereby attest the said Agreement of Merger under the corporate seals of their respective corporations, by authority of the directors and stockholders thereof, as the respective act, deed and agreement of each of said corporations, on this 10th day of January, 1969.

DIODES INCORPORATED INCORPORATED JUNE 15, 1959 CALIFORNIA	DIODES INCORPORATED, A California Corporation

/s/ W. LLOYD
President

ATTEST:

/s/ NORMAN H. KIRSHMAN
Secretary

DIODES INCORPORATED (CORPORATE SEAL) 1968 DELAWARE	DIODES INCORPORATED, A Delaware Corporation

/s/ W. LLOYD
President

ATTEST:

/s/ NORMAN H. KIRSHMAN
Secretary

STATE OF CALIFORNIA       )

                                                    ) SS.

COUNTY OF LOS ANGELES)

BE IT REMEMBERED that on this 10th day of January, 1969, personally came before me, a Notary Public in and for the County and State aforesaid, W. LLOYD, President of Diodes Incorporated, a corporation of the State of Delaware, and he duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation and the facts stated therein are true; and that the seal affixed to said certificate and attested by the Secretary of said corporation is the common or corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

/s/ THELMA J. KERRIS
Notary Public

[SEAL GRAPHIC]
OFFICIAL SEAL
THELMA J. KERRIS
NOTARY PUBLIC – CALIFORNIA
PRINCIPAL OFFICE IN
LOS ANGELES COUNTY

My Commission Expires August 10, 1971

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

BE IT REMEMBERED that on this 10th day of January, 1969, personally came before me, a Notary Public in and for the County and State aforesaid, W. LLOYD, President of Diodes Incorporated, a corporation of the State of California, and he duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation and the facts stated therein are true; and that the seal affixed to said certificate and attested by the Secretary of said corporation is the common or corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

Thelma J. Kerris
Notary Public

[SEAL GRAPHIC]
OFFICIAL SEAL
THELMA J. KERRIS
NOTARY PUBLIC – CALIFORNIA
PRINCIPAL OFFICE IN
LOS ANGELES COUNTY

My Commission Expires August 13, 1971

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF CLASS A PREFERRED STOCK

OF

DIODES INCORPORATED

a Delaware corporation

DIODES INCORPORATED, a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That, pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, by the unanimous consent of its members filed with the minutes of the Board on November 25, 1993, adopted the following resolutions providing for the issuance of a series of ONE HUNDRED AND SIXTY NINE THOUSAND SIX HUNDRED AND TWENTY NINE (169,629) shares of Preferred Stock, designated Class A Preferred Stock, and providing for designations, relative rights, preferences, privileges and limitations of said Class A Preferred Stock.

“RESOLVED, that this Board shall, and hereby does, authorize the issuance to Lite-On Power Semiconductor, a Taiwan corporation of 169,629 shares of this Corporation’s authorized but unissued $1.00 Par Value Preferred Stock, designated Class A Preferred Stock, and

RESOLVED FURTHER, that said Class A Preferred Stock shall be issued subject to the designations, relative rights, preferences, privileges and limitations as set forth in the document entitled Statement of Designations, Relative Rights, Preferences, Privileges and Limitations, a copy of which follows these minutes in the Minute Book of the Company.

Attached hereto marked Exhibit “A” is a copy of the document entitled Statement of Designations, Relative Rights, Preferences, Privileges and Limitations referred to in the above resolution.

IN WITNESS WHEREOF, said DIODES INCORPORATED has caused this certificate to be signed by PEDRO P. MORILLAS, its Executive Vice President, and attested by JOSEPH LIU, its Secretary, this 15th day of June, 1995.

DIODES INCORPORATED, a Delaware corporation

by:	/s/ Pedro P. Morillas
PEDRO P. MORILLAS
Executive Vice President

ATTEST:

BY	/s/ Joseph Liu
JOSEPH LIU, secretary

DIODES INCORPORATED CLASS “A” PREFERRED STOCK

STATEMENT OF DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, PRIVILEGES AND LIMITATIONS

A. CONVERTIBILITY

(1) The shares of Class A Preferred Stock are convertible, at the option of the record holder of the shares, into shares of fully paid and nonassessable $0.66 2/3 Par Value Common Stock of the Corporation (hereinafter the “Common Stock”). The shares of Class A Preferred Stock may be converted at any time after the conversion date set forth on the share certificate. Each share of Class A Preferred Stock may be converted into one (1) share of Common Stock.

(2) To convert shares of Class A Preferred Stock, the holder of the shares must surrender the certificate or certificates representing the shares to be converted, duly endorsed to the Corporation or in blank, at the principal office of the Corporation, and give written notice to the Corporation at that office that the holder desires to convert the shares. The notice must set forth the name, address and taxpayer identification number of the person or persons to whom a certificate or certificates representing the Common Stock of the Corporation are to be issued.

(3) Shares of Class A Preferred Stock shall be deemed to be converted at the close of business on the date of the surrender to the Corporation of the properly endorsed certificate or certificates representing the shares. The rights of the holders of the Class A Preferred Stock surrendered shall cease at that time, and the person or persons in whose name or names the certificate or certificates for the Common Stock are to be issued shall be treated for all purposes as having become record owners of the Common Stock of the Corporation at the time. However, if certificates are surrendered on a day in which the stock transfer books of the Corporation are closed, the surrender shall be deemed to have occurred on the next succeeding day on which the stock transfer books are open.

(4) The Corporation shall at all times reserve and keep available solely for the purpose of issuing upon conversion of Class A Preferred Stock the number of shares of Common Stock issuable upon conversion of all outstanding Class A Preferred Stock.

(5) At the time of conversion, the Corporation shall pay to the holder of record of any share or shares of Class A Preferred Stock surrendered for conversion any accrued and unpaid dividends on the stock.

EXHIBIT “A”

(6) The issuance of certificates for shares of Common Stock upon the conversion of Class A Preferred Stock shall be made without charge for any tax with respect to the issuance. However, if any certificate is to be issued in a name or names other than the name or names of the holder of record of Class A Preferred Stock converted, the person or persons requesting the issuance shall pay to the Corporation the amount of any tax that may be payable in connection with any transfer involved in the issuance, or shall establish to the satisfaction of the Corporation that the tax has been paid or is not due and payable.

(7) The Corporation shall not be required to issue any fractional shares of Common Stock upon the conversion of Class A Preferred Stock. If more than one share of Class A Preferred Stock is surrendered for conversion at one time by the same holder, the number of full shares of Common Stock that shall be issued upon the conversion of Class A Preferred Stock shall be computed on the basis of the aggregate number of shares of Class A Preferred Stock surrendered. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of Class A Preferred Stock, the Corporation shall make adjustment for that fractional share interest by payment of an amount in cash equal to the same fraction of the market value at that time of a full share of Common Stock of the Corporation.

(8) If the Corporation subdivides or combines in a larger or smaller number of shares its outstanding shares of Common Stock, then the number of shares of Common Stock issuable upon the conversion of Class A Preferred Stock shall be proportionally increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

(9) If the Corporation is recapitalized, is consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of the recapitalization, consolidation, merger, sale, or conveyance so that the holders of Class A Preferred Stock may receive, in lieu of the Common Stock otherwise issuable to them upon conversion of Class A Preferred Stock, at the same conversion ratio, the same kind and amount of securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale, or conveyance with respect to the Common Stock.

(10) If the Corporation at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon the conversion of Class A Preferred Stock shall be proportionally increased, effective at the close of business on the record date for determination of the holders of the Common Stock entitled to the dividend.

(11) Except as provided below, if the Corporation at any time pays any dividend or makes any distribution on its Common Stock in property other than cash or in Common Stock of the Corporation, then provision shall be made as part of the terms of the dividend or distribution so that the holders of Class A Preferred Stock surrendered for conversion after the record date for the determination of holders of Common Stock entitled to the dividend or distribution shall be entitled to receive the same proportionate share of property that they would have been entitled to receive had Class A Preferred Stock been converted immediately prior to the record date.

(12) These adjustments shall be made successively if more than one of these events occurs. However, no adjustment in the conversion ratio of Class A Preferred Stock into Common Stock shall be made by reason of

(a) the payment of a cash dividend on the Common Stock or on any other class of stock of the Corporation;

(b) the purchase, acquisition, redemption, or retirement by the Corporation of any shares of Common Stock or of any other class of stock of the Corporation, except as provided above in connection with a subdivision or combination of the outstanding Common Stock of the Corporation;

(c) the issuance, other than as provided above, of any shares of Common Stock, or of any securities of the Corporation convertible into Common Stock or into other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase shares of Common Stock or other securities of the Corporation, or of any other securities of the Corporation; provided that if the Corporation offers any of the securities or any rights, warrants or options to subscribe for or purchase any of its securities to the holders of its Common Stock, pursuant to any preemptive or preferential rights granted to the holders of Common Stock by the certificate of incorporation of the Corporation, or pursuant to any similar rights granted by the Board of Directors of the Corporation, the Corporation shall mail written notice of the offer to the holders of Class A Preferred Stock at least 20 days prior to the record date for determination of the holders of Common Stock entitled to receive the offer;

(d) the offer by the Corporation to redeem or acquire shares of its Common Stock by paying or exchanging the stock of another corporation, or the carrying out of a transaction contemplated by an offer of this nature; provided that the Corporation shall mail written notice of the offer to the holders of Class A Preferred Stock at least 20 days prior to the expiration of the offer; or

(e) the distribution of stock to holders of Common Stock of the Corporation, if the issuer of the stock distributed is at the time of the distribution engaged in a business that was previously operated as a division or subsidiary by a corporation acquired by the Corporation and that was distinct from the principal business of the corporation acquired.

B. VOTING RIGHTS

(1) At every meeting of the stockholders of the Corporation, each holder of Class A Preferred Stock shall be entitled to one vote for each share of Class A Preferred Stock standing in the name of the holder on the books of the Corporation, with the identical voting rights as a holder of a share of Common Stock of the Corporation, except as expressly provided in these paragraphs. Except as otherwise provided by law, and except as provided in these paragraphs, the Class A Preferred Stock and any other class of stock of the Corporation having voting rights shall vote together as one class.

(2) The holders of Class A Preferred Stock are entitled to receive notice of all meetings of the stockholders of the Corporation, to the same extent and in the same manner as the holders of the Common Stock of the Corporation.

(3) At any election of directors of the Corporation in which the holders of Class A Preferred Stock are entitled to vote, each holder of Class A Preferred Stock shall have the right to cumulative voting. Each holder shall be entitled to a number of votes equal to the number of votes the holder (absent this provision for cumulative voting) would be entitled to cast in an election of directors with respect to the Class A Preferred Stock owned by the holder multiplied by the number of directors to be elected by the holders of the Class A Preferred Stock. Each holder shall be entitled to cast all of these votes for a single director, or to distribute them among the number of directors to be elected or among any two or more of them as the holder may see fit.

C. PREFERENCE ON LIQUIDATION

(1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or of any reduction in the capital of the Corporation resulting in any distribution of assets to its stockholders, each holder of Class A Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or earnings, available for distribution to the stockholders of the Corporation, before any amount is paid to the holders of the Common Stock, the sum of $1.00 per share for each share of Class A Preferred Stock held by the holder, plus an amount equal to the sum of all accumulated and unpaid dividends to the date fixed for the payment of the distribution on the shares of Class A Preferred Stock held by the holder.

(2) The purchase or redemption by the Corporation of any class of its stock in any manner permitted by law, the consolidation or merger of the Corporation with or into one or more other corporations, or the sale or transfer by the Corporation of all or substantially all of its assets shall not, for the purposes of determining preferences on liquidation, be deemed to be a liquidation, dissolution or winding up of the Corporation or a reduction of its capital. A dividend or distribution to stockholders from net profits or surplus earned after the date of any reduction in the capital of the Corporation shall not be deemed to be a distribution resulting from the reduction in capital. No holder of Class A Preferred Stock shall be entitled to receive any amounts in connection with any liquidation, dissolution or winding up of the Corporation other than the amounts provided for in these paragraphs.

D. NO PREEMPTIVE RIGHTS

No holder of Class A Preferred Stock shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation, or of any stock of the Corporation to be issued by reason of an increase of the authorized stock of the Corporation, to purchase or subscribe for any debentures, bonds, certificates of indebtedness or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation, to purchase or subscribe for any stock of the Corporation purchased by the Corporation, or to have any other preemptive rights now or hereafter defined by the laws of the State of Delaware.

E. DIVIDENDS

(1) The holders of Class A Preferred Stock are entitled, when and as declared by the Board of Directors of the Corporation out of the funds of the Corporation legally available for the payment of dividends, to a cash dividend in an amount to be determined, in its sole discretion, by the board of directors.

(2) Dividends on Class A Preferred Stock will be declared if, as and when the Board of Directors in its sole discretion deems advisable, and only out of the net profits or surplus of the Corporation as is fixed and determined by the Board of Directors in its sole discretion from time to time. The determination at any time of the amount of net profits or surplus available for dividends will be binding and conclusive on the holders of the stock of the Corporation outstanding at the time.

(3) Any declared and unpaid dividends on Class A Preferred Stock will not bear interest.

(4) In addition to the preferred dividend on Class A Preferred Stock provided for hereinabove, the holders of Class A Preferred Stock are entitled to participate with the Common Stock with respect to the declaration, payment and setting apart of dividends, and each share of Class A Preferred Stock will be treated as if it were a share of Common Stock in connection with the declaration, payment and setting apart of dividends on the Common Stock of the Corporation.

F. CHANGES IN PREFERRED STOCK

(1) Except as provided below, and so long as any shares of Class A Preferred Stock are outstanding, the Corporation shall not change the rights, preferences or privileges of Class A Preferred Stock in any material aspect prejudicial to the holders of Class A Preferred Stock.

State of Delaware

Secretary of State

Division of Corporations

FILED 04:30 PM 06/14/2000

001304635 – 0683514

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DIODES INCORPORATED

The undersigned, Carl Wertz, the Chief Financial Officer of Diodes Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the first sentence of ARTICLE FOURTH of the Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follows:

FOURTH: The Company is authorized to issue a total of thirty-one million (31,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, thirty million (30,000,000) shares are Common Stock, each of which shares of Common Stock has a par value of Sixty-Six and Two-Thirds Cents ($.66-2/3), and one million (1,000,000) shares are Preferred Stock, each of which shares of Preferred Stock has a par value of One Dollar ($1.00).

SECOND: That at a meeting of the Board of Directors of Diodes Incorporated resolutions were duly adopted declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

THIRD: That thereafter, pursuant to the resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, I have signed this Certificate this fifteenth day of June, 2000.

/s/ CARL WERTZ
Carl Wertz, Chief Financial Officer

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:42 PM 09/02/2005

FILED 01:37 PM 09/02/2005

SRV 050725504 – 0683514 FILE

CERTIFICATE OF ELIMINATION

OF

THE CLASS A PREFERRED STOCK

OF

DIODES INCORPORATED

Diodes Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That the Certificate of Incorporation, as amended to date, of the Company authorizes 31,000,000 shares of capital stock, which consists of 30,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

2. That pursuant to Section 151 of the DGCL and the authority set forth in the Company’s Certificate of Incorporation, the board of directors of the Company (the “Board of Directors”), by resolution duly adopted, established a series of preferred stock, $1.00 par value per share, of the Company, designated as “Class A Preferred Stock” (the “Class A”), fixed the total number of shares of such class at 169,629, and established the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series and filed a Certificate of Designations, Preferences and Rights of Class A Preferred Stock in the office of the Secretary of State of the State of Delaware on June 30, 1995, (the “Certificate of Designation”).

3. That the Board of Directors has duly adopted the following resolutions:

RESOLVED: That as of the date hereof no shares of Class A are outstanding and no shares of Class A will be issued subject to the Certificate of Designation.

RESOLVED FURTHER: That all matters set forth in the Certificate of Designation with respect to the Class A be eliminated from the Certificate of Incorporation, as heretofore amended, of this corporation.

RESOLVED FURTHER: That all 169,629 shares of Class A shall resume the status of authorized but unissued shares of preferred stock, par value $1.00 per share, of the Company.

RESOLVED FURTHER: That the Certificate of Elimination hereby is approved.

RESOLVED FURTHER: That each officer of this corporation hereby is authorized and directed, by and on behalf of this corporation and in its name, to execute the Certificate of Elimination and to cause the Certificate of Elimination to be filed with the Secretary of State of the State of Delaware, but with such changes therein as the officer filing the same shall deem to be necessary or advisable, the filing of the Certificate of Elimination with the Secretary of State of the State of Delaware to be conclusive evidence of the approval of any such changes.

RESOLVED FURTHER: That each officer of this corporation hereby is authorized and directed, by and on behalf of this corporation and in its name, to execute and deliver such documents and to take such other actions as such officer may deem to be necessary or advisable to effect the purposes of the foregoing resolutions.

4. That no shares of Class A are outstanding, and no shares of Class A will be issued pursuant to the Certificate of Designation.

5. That all matters set forth in the Certificate of Designation with respect to Class A be, and they hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company and that, accordingly, all 169,629 shares of Class A shall resume the status of authorized but unissued shares of preferred stock, par value $1.00 per share.

The next page is the signature page.

State of Delaware

Secretary of State

Division of Corporations

Delivered 06:33 PM 05/19/2006

FILED 05:28 PM 05/19/2006

SRV 060481662 – 0683514 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DIODES INCORPORATED

The undersigned, Carl Wertz, the Chief Financial Officer of Diodes Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the first sentence of ARTICLE FOURTH of the Certificate of Incorporation be, and it hereby is amended to read in its entirety as follows:

FOURTH: The Company is authorized to issue a total of seventy- one million (71,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, seventy million (70,000,000) shares are Common Stock, each of which shares of Common Stock has a par value of Sixty-Six and Two-Thirds Cents ($.66-2/3), and one million (1,000,000) shares are Preferred Stock, Each of which shares of Preferred Stock has a par value of One Dollar ($1.00).

SECOND: That at a meeting of the Board of Directors of Diodes Incorporated resolutions were duly adopted declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

THIRD: That thereafter, pursuant to the resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, I have signed this Certificate this seventeenth day of May, 2006.

/s/ CARL WERTZ
Carl Wertz